Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 6, 2006 with respect to the consolidated balance sheets ING Bank N.V. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated profit and loss accounts, consolidated statements of cash flows, and consolidated statements of changes in equity for each of the years in the two year period ended December 31, 2005, which report appears in the December 31, 2005 Annual Report on Form 20-F of ING Groep N.V. incorporated by reference herein.

Our report refers to reliance on report of other auditors. Our report also refers to the fact that the consolidated financial statements are presented in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union, and as allowed upon initial adoption of IFRS, ING Bank N.V. has elected to adopt the International Accounting Standards 32 and 39 regarding financial instrument accounting and disclosures, and IFRS 4 regarding accounting for insurance contracts on a prospective basis effective January 1, 2005.

Amsterdam, The Netherlands

September 12, 2006

KMPG Accountants NV

Ref.: M.A. Hogeboom RA